Exhibit 99.1

FOR IMMEDIATE RELEASE

FuelCell Energy Reports Third Quarter Results

and Business Highlights

•	European joint venture finalized and first order announced

•	POSCO Energy 120 MW order and cell licensing agreements moving to closure

•	Connecticut Award and Project Developments

DANBURY, CT – September 5, 2012 — FuelCell Energy, Inc. (Nasdaq: FCEL), a global leader in the design, manufacture and service of ultra-clean, efficient and reliable fuel cell power plants, today reported results for its third quarter ended July 31, 2012 along with an update on its key business highlights.

Financial Results

Third quarter 2012

FuelCell Energy (the Company) reported total revenues for the third quarter of 2012 of $29.7 million compared to $31.2 million in the same period last year. Product sales and revenues in the third quarter were $27.6 million compared to $29.4 million in the prior year quarter, as revenue in the current quarter consisted primarily of fuel cell kits whereas revenue from the third quarter of 2011 included a mix of both complete power plants and fuel cell kits. The Company made adjustments to reduce production levels in mid-April 2012 to align with contractual delivery dates and increased production to prior levels in early-July 2012 to meet the accelerated delivery schedule of the POSCO Energy 70 megawatt order. Third quarter product revenue included $17.8 million of fuel cell kits and power plants, $3.2 million of power plant component sales and installation services, and $6.6 million derived from service and power purchase agreements.

Product sales and service backlog totaled $158.2 million as of July 31, 2012 compared to $230.6 million as of July 31, 2011. Product sales backlog was $75.7 million and $152.9 million as of July 31, 2012 and 2011, respectively. Service agreement backlog was $82.5 million and $77.7 million as of July 31, 2012 and 2011, respectively. Backlog does not include the 120 megawatt (MW) memorandum of agreement with POSCO Energy.

Research and development contract revenue was $2.1 million for the third quarter of 2012 compared to $1.8 million for the third quarter of 2011. The Company’s research and development contract backlog totaled $13.8 million as of July 31, 2012 compared to $13.6 million as of July 31, 2011.

The gross loss incurred in the third quarter of 2012 totaled $2.7 million compared to a gross profit of $0.1 million generated in the third quarter of 2011. Lower production volume during the third quarter of 2012 contributed to the loss incurred as did an inventory adjustment charge of $1.1 million for older generation balance of plant components, and a sales mix oriented towards fuel cell kits compared to complete fuel cell plants in the prior year quarter, which had higher margins.

FUELCELL ENERGY THIRD QUARTER 2012 RESULTS	PAGE 2

Third quarter 2012 loss from operations totaled $10.5 million compared to $7.4 million for the comparable prior year period. Administrative and selling expenses increased year-over-year reflecting market development activities related to a number of pending power plant projects in the order pipeline that the Company is working to close and convert to backlog. Research and development costs decreased as focus is placed on initiatives that have near term product implementation potential and product cost reduction opportunities. Net loss to common shareholders for the third quarter of 2012 totaled $10.7 million, or $0.06 per basic and diluted share, compared to $8.6 million or $0.07 per basic and diluted share in the third quarter of 2011.

Year-to-Date 2012

For the nine months ended July 31, 2012, the Company reported revenue of $85.2 million compared to $87.8 million for the comparable prior year period. Product sales and revenues were $79.3 million compared to $81.8 million for the prior year period. Research and development contract revenue was $5.9 million compared to $6.0 million for the prior year period.

For the nine months ended July 31, 2012, the Company incurred a gross loss of $0.4 million compared to a gross loss of $13.0 million for the nine months ended July 31, 2011, or an adjusted loss of $4.3 million in 2011 that excludes a non-recurring charge as explained in the reconciliation of GAAP to non-GAAP information at the end of this release. The improvement of $3.9 million year-over-year, excluding the non-recurring charge incurred in 2011, reflects an improved financial profile for the service business as some older early generation installations were concluded during fiscal year 2012, combined with lower product costs achieved from manufacturing and supply chain efficiencies.

Loss from operations for the nine months ended July 31, 2012 was $23.7 million, compared to $37.8 million for the nine months ended July 31, 2011. Excluding a non-recurring charge incurred in 2011, adjusted loss from operations for the nine months ended July 31, 2011 was $29.0 million. Lower product costs and research and development expenses contributed to the year-over-year improvement.

Net loss to common shareholders for the nine months ended July 31, 2012 was $26.6 million or $0.17 per basic and diluted share compared to $50.0 million or $0.41 per basic and diluted share for the nine months ended July 31, 2011. Excluding the non-recurring charges incurred in 2011, net loss to common shareholders for the nine months ended July 31, 2011 was $32.3 million or $0.26 per basic and diluted share.

Cash and cash equivalents

Total cash and cash equivalents was $73.8 million at July 31, 2012. Net cash use for the third quarter of 2012 was $16.5 million, excluding the $30.0 million investment by POSCO Energy that was completed in April 2012 and received in May 2012. Lower production volume during the quarter impacted cash utilization. Substantially complete power plants in inventory totaled $9.9 million at July 31, 2012 and represent cash generation opportunities as projects discussed in the Business Highlights section below are closed and converted to sales. Capital spending for the third quarter of 2012 was $1.0 million and depreciation expense was $1.3 million.

Business Highlights

Strategy Execution

“Our domestic order pipeline remains extremely active and we are focused on closing orders to drive revenue growth,” said Chip Bottone, President and CEO, FuelCell Energy, Inc. “Although I am disappointed with the pace of order closure in the U.S., I remain confident that we will be adding to our backlog from the U.S. market and I am pleased with progress in Europe as we have established a foundation for growth with local resources that required little up-front capital by FuelCell Energy.”

FUELCELL ENERGY THIRD QUARTER 2012 RESULTS	PAGE 3

FuelCell Energy Solutions, GmbH (FCES) is the German based sales, manufacturing, and service business for developing the market in Europe for DFC® power plants. The FCES joint venture with Fraunhofer IKTS was concluded in June 2012 with FuelCell Energy, Inc. owning 75 percent of the joint venture and Fraunhofer owning 25 percent. Equipment and spare parts were acquired at no cost from a former partner and contributed to the joint venture, along with carbonate fuel cell intellectual property and a capital infusion by the former partner which was contributed to FCES via Fraunhofer. Local sales resources have been hired and additional resources will be added as order volume warrants. Sales and administrative offices are located in Dresden, Germany and manufacturing is planned in Ottobrunn, Germany.

FCES announced its first order during the third quarter for a power plant installation at the Federal Ministry of Education and Research complex in Berlin that is within sight of the German Parliament building. This high visibility location is important for demonstrating the attributes of stationary fuel cells and is a marquee location that will help to promote DFC plants to other prospective customers in Europe.

POSCO Energy continues to expand the market for stationary fuel cell power plants including the utility market under the Renewable Portfolio Standard, the export market, and the commercial building market. To meet this growing demand, the previously announced memorandum of agreements with POSCO Energy for a 120 MW multi-year order and for executing a cell licensing agreement are expected to be concluded within 2012. POSCO Energy recently hosted a delegation from Indonesia to tour operating fuel cell installations and to explain regulatory dynamics that can accelerate the adoption of ultra-clean baseload distributed generation in Indonesia. In terms of the commercial building market, the fuel cell division within the POSCO organization was honored with the POSCO annual creativity technology achievement award based on the 100 kilowatt combined heat & power (CHP) plant, which is the first time any division not directly affiliated with the steel operation has won the award. The award was presented by the CEO of POSCO, the parent organization of POSCO Energy.

The Company is pursuing near-term project opportunities in Connecticut under the low-emission renewable energy credit program (LREC) and the direct utility purchase Renewable Connections Program. Preliminary LREC awards were announced to the bidders and deposits due to the State in August. Manufacturers are now in the process of finalizing contracts with owners/developers to meet down payment deadlines. The Company has been selected to supply a 1.4 MW power plant and notified that an additional award or awards may be forthcoming, though the Company is not able to ascertain at this time the likelihood of additional awards being granted. A public statement is expected from the State in the coming weeks announcing the winning bidders and projects.

The Company is moving forward with final development and financing for the 15 megawatt Bridgeport Connecticut Fuel Cell Park project and achieved several key milestones during the quarter including extension of the power purchase agreement sunset start date into 2014 and completion of a detailed interconnect study and construction plan with the local electric utility. Electricity will be sold under a 15 year power purchase agreement (PPA) to Connecticut Light & Power. The PPA has been executed and regulatory approvals obtained. This project has strong support at the local and State levels and the Company anticipates obtaining financing commitments and undertaking groundbreaking in 2012.

FUELCELL ENERGY THIRD QUARTER 2012 RESULTS	PAGE 4

Cautionary Language

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements with respect to the Company’s anticipated financial results and statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its fuel cell technology and business plans. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, changes to whether the Company is able to reach definitive agreements on the terms contemplated in the previously announced memorandums of agreement with POSCO Energy, projected deliveries and order flow, changes to production rate and product costs, general risks associated with product development, manufacturing, changes in the regulatory environment, customer strategies, changes in critical accounting policies, potential volatility of energy prices, rapid technological change, competition, and the Company’s ability to achieve its sales plans and cost reduction targets, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

About FuelCell Energy

Direct FuelCell® power plants are generating ultra-clean, efficient and reliable power at more than 50 locations worldwide. With approximately 180 megawatts of power generation capacity installed or in backlog, FuelCell Energy is a global leader in providing ultra-clean baseload distributed generation to utilities, industrial operations, universities, municipal water treatment facilities, government installations and other customers around the world. The Company’s power plants have generated over one billion kilowatt hours of power using a variety of fuels including renewable biogas from wastewater treatment and food processing, as well as clean natural gas. For more information please visit our website at www.fuelcellenergy.com

Direct FuelCell, DFC, DFC/T, DFC-H2 and FuelCell Energy, Inc. are all registered trademarks of FuelCell Energy, Inc. DFC-ERG is a registered trademark jointly owned by Enbridge, Inc. and FuelCell Energy, Inc.

Conference Call Information

FuelCell Energy management will host a conference call with investors beginning at 10:00 a.m. Eastern Time on September 6, 2012 to discuss the third quarter results. An accompanying slide presentation for the earnings call will be available at http://fcel.client.shareholder.com/events.cfm immediately prior to the call.

Participants can access the live call via webcast on the Company website or by telephone as follows:

•

The live webcast of this call will be available on the Company website at www.fuelcellenergy.com. To listen to the call, select ‘Investors’ on the home page, then click on ‘events & presentations’ and then click on ‘Listen to the webcast’

•	Alternatively, participants in the U.S. or Canada can dial 877-303-7005

•	Outside the U.S. and Canada, please call 678-809-1045

•	The passcode is ‘FuelCell Energy’

The webcast of the conference call will be available on the Company’s Investors’ page at www.fuelcellenergy.com. Alternatively, the replay of the conference call will be available approximately two hours after the conclusion of the call until midnight Eastern Time on September 12, 2012:

•	From the U.S. and Canada please dial 855-859-2056

•	Outside the U.S. or Canada please call 404-537-3406

•	Enter confirmation code 22747276

Contact:

FuelCell Energy, Inc.

Kurt Goddard, Vice President Investor Relations

203-830-7494

ir@fce.com

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FUELCELL ENERGY THIRD QUARTER 2012 RESULTS	PAGE 5

FUELCELL ENERGY, INC.

Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	July 31, 2012	October 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$73,766	$51,415
Investments — U.S. treasury securities	—	12,016
Accounts receivable, net	20,240	21,950
Inventories, net	48,995	40,101
Other current assets	6,084	7,466

Total current assets	149,085	132,948
Property, plant and equipment, net	22,450	23,925
Investment in and loans to affiliate	9,826	10,466
Other assets, net	15,672	16,291

Total assets	$197,033	$183,630

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$5,126	$5,056
Accounts payable	10,871	14,143
Accounts payable due to affiliate	324	104
Accrued liabilities	20,454	26,894
Deferred revenue	50,380	64,114
Preferred stock obligation of subsidiary	1,071	3,854

Total current liabilities	88,226	114,165
Long-term deferred revenue	6,250	7,000
Long-term preferred stock obligation of subsidiary	12,893	12,878
Long-term debt and other liabilities	4,028	4,105

Total liabilities	111,397	138,148

Redeemable preferred stock (liquidation preference of $64,020 at July 31, 2012 and October 31, 2011)	59,857	59,857
Total Equity (Deficit):
Shareholders’ equity (deficit)
Common stock ($.0001 par value; 275,000,000 shares authorized; 185,864,074 and 138,400,497 shares issued and outstanding at July 31, 2012 and October 31, 2011, respectively)	18	13
Additional paid-in capital	751,519	687,857
Accumulated deficit	(725,493)	(701,336)
Accumulated other comprehensive (loss) income	(65)	15
Treasury stock, Common, at cost (5,679 shares at July 31, 2012 and October 31, 2011)	(53)	(53)
Deferred compensation	53	53

Total shareholders’ equity (deficit)	25,979	(13,451)
Noncontrolling interest in subsidiaries	(200)	(924)

Total equity (deficit)	25,779	(14,375)

Total liabilities and equity (deficit)	$197,033	$183,630

FUELCELL ENERGY THIRD QUARTER 2012 RESULTS	PAGE 6

FUELCELL ENERGY, INC.

Consolidated Statements of Operations

(unaudited)

(Amounts in thousands, except share and per share amounts)

	Three Months Ended July 31,
	2012	2011
Revenues:
Product sales and revenues	$27,569	$29,382
Research and development contracts	2,124	1,778

Total revenues	29,693	31,160

Costs of revenues:
Cost of product sales and revenues	30,321	29,133
Cost of research and development contracts	2,110	1,890

Total cost of revenues	32,431	31,023

Gross profit/(loss)	(2,738)	137
Operating expenses:
Administrative and selling expenses	4,580	3,578
Research and development expenses	3,193	3,918

Total operating expenses	7,773	7,496

Loss from operations	(10,511)	(7,359)
Interest expense	(544)	(847)
Loss from equity investment	(42)	(94)
License fee and royalty income	422	499
Other income (expense), net	656	(29)

Loss before provision for income taxes	(10,019)	(7,830)
Benefit for income taxes	9	—

Net loss	(10,010)	(7,830)
Net loss attributable to noncontrolling interest	88	76

Net loss attributable to FuelCell Energy, Inc.	(9,922)	(7,754)
Preferred stock dividends	(800)	(800)

Net loss to common shareholders	$(10,722)	$(8,554)

Loss per share basic and diluted
Basic	$(0.06)	$(0.07)
Diluted	$(0.06)	$(0.07)
Weighted average shares outstanding
Basic	185,906,834	126,923,550
Diluted	185,906,834	126,923,550

FUELCELL ENERGY THIRD QUARTER 2012 RESULTS	PAGE 7

FUELCELL ENERGY, INC.

Consolidated Statements of Operations

(unaudited)

(Amounts in thousands, except share and per share amounts)

	Nine Months Ended July 31,
	2012	2011
Revenues:
Product sales and revenues	$79,280	$81,815
Research and development contracts	5,903	6,032

Total revenues	85,183	87,847

Costs of revenues:
Cost of product sales and revenues	80,062	94,652
Cost of research and development contracts	5,554	6,244

Total cost of revenues	85,616	100,896

Gross loss	(433)	(13,049)
Operating expenses:
Administrative and selling expenses	12,346	12,082
Research and development expenses	10,932	12,662

Total operating expenses	23,278	24,744

Loss from operations	(23,711)	(37,793)
Interest expense	(1,749)	(1,829)
Loss from equity investment	(554)	(149)
License fee and royalty income	1,258	1,287
Other income (expense), net	438	173

Loss before redeemable preferred stock of subsidiary	(24,318)	(38,311)
Accretion of redeemable preferred stock of subsidiary	—	(525)

Loss before provision for income taxes	(24,318)	(38,836)
Provision for income taxes	(69)	(9)

Net loss	(24,387)	(38,845)
Net loss attributable to noncontrolling interest	230	197

Net loss attributable to FuelCell Energy, Inc.	(24,157)	(38,648)
Adjustment for modification of redeemable preferred stock of subsidiary	—	(8,987)
Preferred stock dividends	(2,401)	(2,400)

Net loss to common shareholders	$(26,558)	$(50,035)

Net loss per share to common shareholders
Basic	$(0.17)	$(0.41)
Diluted	$(0.17)	$(0.41)
Weighted average shares outstanding
Basic	158,548,998	122,306,465
Diluted	158,548,998	122,306,465

FUELCELL ENERGY THIRD QUARTER 2012 RESULTS	PAGE 8

FUELCELL ENERGY, INC.

Reconciliation of GAAP to Non-GAAP Consolidated Statements of Operations

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Three Months Ended July 31,
	2012	2011
	GAAP As Reported (1)	GAAP As Reported	Non-GAAP Adjustments (1)	Non-GAAP As Adjusted
Cost of product sales and revenues	$30,321	$29,133	$—	$29,133
Gross profit/(loss)	$(2,738)	$137	$—	$137
Loss from operations	$(10,511)	$(7,359)	$—	$(7,359)
Net loss	$(10,010)	$(7,830)	$—	$(7,830)
Net loss to common shareholders	$(10,722)	$(8,554)	$—	$(8,554)
Net loss per share to common shareholders
Basic	$(0.06)	$(0.07)	$—	$(0.07)
Diluted	$(0.06)	$(0.07)	$—	$(0.07)

	Nine Months Ended July 31,
	2012	2011
	GAAP As Reported (1)	GAAP As Reported	Non-GAAP Adjustments		Non-GAAP As Adjusted
Cost of product sales and revenues	$80,062	$94,652	$(8,752	)(2)	$85,900
Gross profit/(loss)	$(433)	$(13,049)	$8,752		$(4,297)
Loss from operations	$(23,711)	$(37,793)	$8,752		$(29,041)
Loss before redeemable preferred stock of subsidiary	$(24,318)	$(38,311)	$8,752		$(29,559)
Net loss	$(24,387)	$(38,845)	$8,752		$(30,093)
Adjustment for modification of redeemable preferred stock of subsidiary	$—	$(8,987)	$8,987	(3)	$—
Net loss to common shareholders	$(26,558)	$(50,035)	$17,739		$(32,296)
Net loss per share to common shareholders
Basic	$(0.17)	$(0.41)	$0.15		$(0.26)
Diluted	$(0.17)	$(0.41)	$0.15		$(0.26)

FUELCELL ENERGY THIRD QUARTER 2012 RESULTS	PAGE 9

Notes to Reconciliation of GAAP to Non-GAAP Consolidated Statements of Operations

For the Three and Nine Months Ended July 31, 2012 and 2011

Results of Operations are presented in accordance with accounting principles generally accepted in the United States (“GAAP”) and as adjusted for certain items referenced below which relate to fiscal year 2011 only. Management also uses non-GAAP measures which exclude non-recurring items in order to measure operating periodic performance. We have added this information because we believe it helps in understanding the results of our operations on a comparative basis. This adjusted information supplements and is not intended to replace performance measures required by U.S. GAAP disclosure.

Notes to the reconciliation of GAAP to non-GAAP Consolidated Statements of Operations information are as follows:

(1) Note that there were no adjustments to GAAP results as reported for the three and nine months ended July 31, 2012 and the three months ended July 31, 2011.

(2) FuelCell Energy, Inc. has committed to a repair and upgrade program to fix a performance shortfall for a select group of 1.2 MW fuel cell modules produced between 2007 and early 2009. Second quarter 2011 earnings was impacted by a charge of approximately $8.8 million, which was accounted for as an increase to cost of goods sold. The estimate for the repair and upgrade program was revised in the fourth quarter of 2011 resulting in a decrease to cost of goods sold of approximately $0.5 million. The full fiscal year 2011 impact was a charge of $8.3 million. Product sales, gross margin and cost to revenue ratio and cost of revenues for the three and nine months ended July 31, 2012 and 2011 were as follows:

	Three Months Ended July 31,		Nine Months Ended July 31,
	2012	2011	2012	2011
GAAP Revenue and Cost of Sales
Product sales and revenues	$27,569	$29,382	$79,280	$81,815
Cost of product sales and revenues	30,321	29,133	80,062	94,652

Gross profit/(loss) from product sales and revenues	$(2,752)	$249	$(782)	$(12,837)
Product Sales Cost-to-revenue ratio(a)	1.10	0.99	1.01	1.16

Non-GAAP Adjustment to cost of product sales and revenues:
Repair and Upgrade Cost	$—	$—	$—	$(8,752)

Gross Margin (non-GAAP):
Gross profit/(loss) from product sales and revenues	$(2,752)	$249	$(782)	$(4,085)
Gross profit/(loss) from research and development contracts	14	(112)	349	(212)

Total	$(2,738)	$137	$(433)	$(4,297)

Product Sales Cost-to-revenue ratio (non-GAAP)(a)	1.10	0.99	1.01	1.05

(a)	Cost-to-revenue ratio is calculated as cost of product sales and revenues divided by product sales and revenues.

(3) During the three months ended April 30, 2011 the Company entered into an agreement with Enbridge, Inc. to modify an agreement for the Series 1 preferred shares. While this modification did not result in a material change to future cash flows, it did result in a revaluation of the instrument and a reclassification of amounts due as short and long term liabilities. An adjustment to additional paid in capital and loss to common shareholders of $9.0 million was incurred in the second quarter of 2011 to adjust the historic carrying value of the Series I preferred shares to the current fair value.